EXHIBIT 3.3
              FILED
           07 OCT 10
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
ARTICLES OF AMENDMENT TO THE AMENDED
AND RESTATED ARTICLES OF INCORPORATION
OF SCORPION PERFORMANCE, INC.
     Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Scorpion Performance, Inc., a Florida corporation bearing Document No. P99000109561 (the “Corporation”), does hereby certify:
     FIRST: Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on December 19, 1999. Amended and Restated Articles of Incorporation were filed on April 16, 2004. The Amended and Restated Articles were further amended on April 20, 2004.
     SECOND: The directors and a majority of the holders of the voting capital stock of the Corporation deem it to be in the best interests of the Corporation to amend the Amended and Restated Articles of Incorporation to increase the authorized capital.
     THIRD: To effect the foregoing, the text of the Article V the Articles of Incorporation, as amended and restated, is hereby deleted and replaced in its entirety as follows:
ARTICLE V
CAPITAL STOCK
     The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred Ten Million (110,000,000) shares, of which:
     (i) One Hundred Million (100,000,000) shares shall be designated Common Stock, par value $.0001 per share. Each issued and outstanding share of Common Stock shall be entitled to one (1) vote on each matter submitted to vote at a meeting of the shareholders;
     (ii) Ten Million (10,000,000) shares shall be designated Preferred Stock. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.”
     The foregoing amendment was adopted by all of the directors and a majority of the holders of the common stock of the Corporation pursuant to Sections 607.0821 and 607.0704 of the Florida Business Corporation Act on October 10, 2007. Therefore, the number of votes cast for the amendment to the Corporation’s Articles of Incorporation was sufficient for approval.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this October 10, 2007.

/s/ Robert Stopanio, President